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                                                                   EXHIBIT 3.131


                            ARTICLES OF INCORPORATION

                                       OF

                        LINDSAY OUTDOOR ADVERTISING INC.

                              --------------------

         The undersigned, being a natural person of full age and acting as the incorporator for the purpose of forming the business corporation hereinafter named pursuant to the provisions of the General Corporation Law of the State of California, does hereby adopt the following articles of incorporation.

         FIRST: The name of the corporation (hereinafter referred to as the "corporation") is LINDSAY OUTDOOR ADVERTISING INC.

         SECOND: The existence of the corporation is perpetual.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         FOURTH: The name of the corporation's initial agent for service of process within the State of California in accordance with the provisions of subdivision (b) of Section 1502 of the General Corporation Law of the State of California is The Prentice-Hall Corporation System, Inc.

         FIFTH: The total number of shares which the corporation is authorized, to issue is two hundred, all of which are of one class and are Common shares.

         The Board of Directors of the corporation may issue any or all of the aforesaid authorized shares of the corporation from time to time for such consideration as it shall determine and may determine from time to time the amount of such consideration, if any, to be credited to paid-in surplus.

         SIXTH: In the interim between meetings of shareholders held for the election of directors or for the removal of one or more directors and the election of the replacement or replacements thereat, any vacancy which results by reason of the removal of a director or directors by the shareholders entitled to vote in an election of directors, and which has not been filled by said shareholders, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by the sole remaining director, as the case may be.

Signed on July 21, 1987.


                                                /s/ FRANCES A. WRIGLEY
                                                --------------------------------
                                                Frances A. Wrigley, Incorporator